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                         MORTON'S RESTAURANT GROUP, INC.
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                 [LETTERHEAD OF MORTON'S RESTAURANT GROUP, INC.]


                                                  April 23, 2001


To Our Shareholders:

      At this year's Annual Meeting, your Company's two key executives, Allen J. Bernstein and Thomas J. Baldwin, and its distinguished independent director John
K. Castle, are standing for re-election as Class 3 directors. As you may know, a shareholder who recently made substantial stock purchases, Barry W. Florescue, has proposed through his holding company, BFMA Holding Corporation, to elect his own slate of three BFMA nominees in place of our key Company candidates.

      We believe that the failure to elect our key Company candidates, and the election of the Florescue slate in their place, would have severe and ruinous consequences. We believe that it would have a devastating impact on Morton's operations, reputation for excellence and future growth, and that it would seriously jeopardize your best interests as a shareholder. Consider the following:

      o Mr. Bernstein, Chairman, President and Chief Executive Officer of Morton's, and Mr. Baldwin, Morton's Executive Vice President and Chief Financial Officer, are the ONLY Company executives on Morton's nine-person Board. We believe that their strategic and operating perspective on the Company and the fine-dining industry make their input as Board members irreplaceable. In addition, together they beneficially own over 12.6% of the Company's stock and share your interest in maximizing shareholder value.

      o Mr. Bernstein, Mr. Baldwin and Mr. Castle, together with the other Board members and members of the Company's management team, have done an outstanding job for shareholders. In last year's difficult market for restaurants, our stock price rose 37%, and we reported record revenues and earnings. Under this team's leadership, the Company has established Morton's of Chicago as the premier upscale steakhouse in America, has expanded into Canada and Asia and is on target for further global expansion.

      o Florescue's slate has no apparent restaurant industry experience, and collectively owns approximately one-tenth of one percent of Morton's stock.

      o Florescue himself does have some restaurant experience, but none of it is in the extremely demanding fine-dining sector. And, as we describe below, his public restaurant experience was the subject of devastating criticism in the national press.

      o Florescue's other business dealings involve frequent litigation, including findings of self-dealing and allegations of fraud and securities law violations.
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      o     Florescue's only specific proposal for Morton's is the election of his hand-picked associates. He suggests an "exploration of strategic alternatives," while your current Board already is focused on and dedicated to maximizing shareholder value. He "reserves the right" to bid for the Company, but FIRST he wants his designees elected to the Board.

YOUR COMPANY'S CANDIDATES

      Allen J. Bernstein is celebrating his 30th year as a restaurant executive, and Nation's Restaurant News, the industry's leading publication, is honoring him this year with the Golden Chain Award in recognition of his outstanding accomplishments and career achievements. Mr. Bernstein is Chairman, President and Chief Executive Officer of Morton's Restaurant Group, Inc. and has been a director since the founding of the Company.

      Mr. Bernstein has helped grow the Company from nine Morton's of Chicago steakhouses in 1989 to 57 today, plus five Bertolini's, while Company revenues have grown from $50.4 million to $248.4 million, and net income has grown to $10.1 million, for fiscal 2000. Defying conventional wisdom, Mr. Bernstein successfully replicated the upscale dining experience in cities from coast to coast, and internationally. Today the Morton's of Chicago brand is recognized as a high-end American restaurant icon, renowned for its superb food, exceptional service and luxurious surroundings. As the Associated Press noted, "Morton's is known for its understated elegance, for providing excellent food and even better service that keep customers coming back despite fierce competition in the restaurant industry."

      Newsday calls Mr. Bernstein the "King of Fine Dining," and his success as a restauranteur has been covered by other leading media, including The Wall Street Journal, The New York Times, Good Morning America, CNBC and U.S. News & World Report. Allen J. Bernstein's clear vision and innovative leadership are essential ingredients in the extraordinary success and growth of Morton's.

      Thomas J. Baldwin is Executive Vice President of Morton's Restaurant Group, Inc., and has served as its Chief Financial Officer since its founding in 1988. He has been the architect of the Company's financial structure and operations, and has played a key role in its success and profitability. In addition to his extensive restaurant industry experience, he has been a vice president of strategic planning and analysis at Citicorp and a business development financial manager with General Foods. Mr. Baldwin and Mr. Bernstein are the only Company executives on Morton's nine-person Board.

      John K. Castle has been a director since founding the Company in 1988. He has a distinguished career in finance and investing, currently at his merchant banking firm Castle Harlan Inc., and previously as President, Chief Executive Officer and Director of Donaldson Lufkin & Jenrette, Inc., which was one of the nation's leading investment banking firms. Mr. Castle was instrumental in providing debt and equity capital for the Company. His active participation and astute counsel have been invaluable.

      Messrs. Bernstein, Baldwin and Castle collectively beneficially own 556,633 shares, or nearly 13%, of the Company's stock.


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FLORESCUE'S SLATE

      Florescue's slate consists of his three hand-picked associates. Each is a director of BFMA and an officer or director of its principal subsidiary, a company that manufactures toiletries and other products for lodging establishments. None has any apparent restaurant operating experience. One of them does not even own a single share of Morton's stock, and the other two, together, beneficially own just 5,500 shares, or about one-tenth of one percent of Morton's stock. But of course, these nominees are not the real story. They are just the representatives of Barry Florescue, who for undisclosed reasons declined to run personally. These nominees will surely serve the interests of Florescue and BFMA, but we seriously question whether they will serve your interests and the interests of other Morton's shareholders. Let us tell you a little about Florescue.

FLORESCUE'S RESTAURANT ACTIVITIES

      Florescue claims to have owned and controlled restaurants in the past. In the public arena, this no doubt refers to his Horn & Hardart experience. According to a revealing Forbes Magazine article on Florescue entitled "Why Didn't They Pay Him to Stay Home?" (June 1987), after Florescue gained control of Horn & Hardart in a proxy battle, he committed a series of blunders for the company, while serving his own self-interest. In fact, as Forbes pointed out, in the late 1980s Florescue drew "an annual cash salary of $850,000, a handsome remuneration for an executive who absents himself from daily operations and who has a terrible record in what he does do."

      According to Forbes:

      o     "Last year [1986] . . . Horn & Hardart Co. lost $28 million on $405 million in revenues. . . . How did the company go so far astray?
            Look no further than Barry Florescue, 44, who has been Horn & Hardart's chairman and chief executive officer since 1977."

      o "Panting for expansion money and eager to show profits on the greatly swollen capitalization, Florescue sold [Horn & Hardart's] valuable real estate, most of it in Manhattan. The real estate sales have contributed $23 million to reported profits over the past three years. What did Florescue do with the money? Better you shouldn't ask. 'I did exactly the reverse of what most entrepreneurs are accused of doing,' Florescue boasts. 'I just washed my hands of operations. My role was to look for acquisitions and to get involved in other external things for the company such as politics, going to trade functions and becoming a true chairman.'"

      o Florescue's acquisitions included the Royal Inn Americana, a Las Vegas casino that Horn & Hardart acquired for $14.7 million, and which drained the company of $6 million in less than two years. Florescue then sold this company to a partnership controlled by his longtime friend, Donald Schupak (who, as we report below, later sued Florescue for fraud). Florescue then sank another $2 million of Horn & Hardart's money into Mark Twain's Riverboat, which also failed. Another nonstarter was a concept called Goodbody's, a health food hamburger idea.


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      o     In 1981, Florescue paid $12 million of Horn & Hardart's money to acquire a regional chicken-and-biscuit chain called Bojangles. According to Forbes, "[s]ome Bojangles' stores were poorly kept. At others, the franchisees walked, leaving behind lawsuits and sticking Horn & Hardart with much of their debt." Meanwhile, Florescue "just washed [his] hands of operations."

      o The Horn & Hardart board paid $1.2 million to a company co-owned by Florescue for the use of two corporate jets.

      o     ". . . Florescue unloaded some 150,000 shares of Horn & Hardart stock last September [1986] at a nice premium. . . . IT TAKES A LOT
            TO SEND STOCK SOUTH DURING A ROARING BULL MARKET, BUT LEAVE IT TO BARRY FLORESCUE."

      In addition to his Horn & Hardart experience, Florescue has some restaurant experience as a Burger King franchisee. Of course, this was a private investment, so we cannot be certain about various business and financial details. We do know, however, what was reported in the article entitled "Burger King Serves Up Settlement," published in the Miami Review in January 1993. According to the Miami Review, Florescue was among six franchisees IN BANKRUPTCY who sued Burger King, alleging, among other things, breach of fiduciary duty. Burger King fought back in bankruptcy court and the court appointed an examiner to review the financial arrangements between the franchisees and Florescue's management company, BMD Management. The examiner reported that BMD drained money from profitable stores to support failing stores, charged a higher management fee to Burger King than to other restaurants it managed, and he believed it was possible that, through BMD, the restaurants were paying Florescue's personal expenses. Florescue explained away most of the examiner's findings to the bankruptcy judge and he entered into a settlement agreement whereby Burger King agreed to help bring the restaurants out of bankruptcy and the six franchisees dropped their suits.

SOME OF FLORESCUE'S OTHER "ACHIEVEMENTS"

      We can only report information that is publicly available, and much of it is not pretty. Consider the following:

      According to an article entitled "Commonwealth S&L Sues 2 Shareholders Over Stock Purchases," published in The Wall Street Journal in January 1987, Commonwealth Savings and Loan Association sued Florescue, alleging that he violated federal securities laws when he failed to disclose that he was working in concert with fellow shareholder Donald Schupak during various stock transactions. Florescue subsequently entered into a settlement agreement pursuant to which he sold all of his Commonwealth shares to third parties and agreed not to acquire any Commonwealth shares during the next five years.

      This same Donald Schupak, a longtime business associate of Florescue's, sued him for fraud and breach of fiduciary duty in 1992 over their financial dealings. Schupak's complaint contained allegations that:

      o     Florescue was a "faithless and dishonest partner;"

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      o     Florescue cheated and defrauded Schupak with respect to certain ventures that comprised their business partnership;

      o Florescue paid himself a salary for his work for certain partnership affiliates amounting to hundreds of thousands of dollars over the amount on which Schupak and Florescue had agreed, and Florescue failed and refused to account to Schupak;

      o Florescue diverted partnership assets for his personal benefit, including hiring gardeners, renovating his mansion, hiring domestic help, purchasing automobiles and funding personal travel; and

      o in anticipation of a lawsuit by Schupak and other creditors, Florescue transferred and hid assets in an effort to render himself judgment proof.

Florescue and Schupak ultimately settled the case on undisclosed terms. The allegations in the complaint, however, are illustrative of the type of dispute that Florescue has had with his business associates.

      In June 1996, the United States Office of Thrift Supervision ("OTS") charged Florescue with engaging in self-dealing while he was an officer and director of Century Bank, a federal savings bank in Florida. The chairman of Century's board at the time was Charles Miersch - the same Charles Miersch who is now one of BFMA's proposed nominees for Morton's Board of Directors. In February 1997, without admitting or denying the OTS's findings, Florescue agreed to a cease-and-desist order with the OTS. The OTS found that Florescue "WRONGFULLY SOUGHT TO ENRICH HIMSELF AT THE EXPENSE OF CENTURY by causing Century, without the approval of its board of directors, unsafely, unsoundly and in violation of law" and its agreement with the OTS to have:

      o     reimbursed him for personal expenses not for the benefit of Century,

      o used Century officers to perform services for free for another company Florescue owned,

      o paid for "an unauthorized and expensive automobile which was titled in his wife's name",

      o     provided him with a line of credit on favorable terms,

      o     paid him salary and directors fees before he earned them,

      o paid insurance premiums for insurance coverage he was not entitled to,

      o used Century brokerage accounts for personal securities transactions for him and his wife, and

      o     directed the purchase of prohibited equity risk investments.

      In connection with the OTS order, Florescue was fined $50,000, prohibited from serving as an officer or employee of Century, prohibited from participating in the day-to-day operations of Century without the OTS's prior written approval and prohibited from engaging in the types of activities that the OTS found Florescue to have engaged in at Century.

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FLORESCUE'S "PROPOSALS"

      BFMA has stated that it "believes that the election of its nominees represents the best means for [Morton's] shareholders to communicate to [Morton's] directors their desire to act to maximize value for all of the [Morton's] shareholders." Florescue and Richard Bloom, his nominee and lieutenant, have had numerous contacts with Morton's management in recent months and in each of these conversations were INVITED to make specific proposals to maximize shareholder value. In these contacts, Florescue proposed NOTHING other than the election of himself and his associates to the Board.

      Now Florescue calls for the Board to "explore strategic alternatives," including sale. Your current Board and management are very focused on maximizing shareholder value, and believe that the Company's current business plan is the best means to achieve that goal. The Board is always open to ideas if there is reason to believe they have merit, but does not believe that dragging the Company through a disruptive sale process just to see what happens is a prudent exercise of its fiduciary duties.

      Florescue also has criticized Morton's employment and severance agreements with certain key executives. These customary agreements are intended to help ensure the stability of Company operations by encouraging these key executives to remain focused on Company business and dedicated to the Company in the face of potential distractions, risks and uncertainties such as those now being created by Florescue and his disruptive tactics.

      Florescue "reserves the right" to bid for the Company, but first he wants his associates elected to the Board. We wonder whose interests those associates will really seek to serve - and at what cost to the Company and to shareholder value.

MORTON'S RECORD

      We are proud of our exceptional track record. Morton's performance over the years has earned us recognition as one of the restaurant industry's great success stories. Last year, in a tough market for restaurants, our stock was up 37% and we reported record revenues and earnings.

      Our long-term goal of maximizing shareholder value includes establishing Morton's of Chicago as the premier brand for steakhouses internationally, and extending that brand recognition. Since the Company was founded, Morton's of Chicago has grown from nine restaurants to our current 57 restaurants in 51 cities, and we plan to open up to eight restaurants this year, including restaurants in Honolulu, Louisville, Los Angeles, Reston, VA and San Diego. Our international growth plans are solidly on track. We are continuing to strengthen our enviable international reputation as the premier fine-dining brand, with four steakhouses (all company owned and operated, as are all Morton's) in Canada, Hong Kong and Singapore. This year, we plan to open new restaurants in Hong Kong, our second in that region, and in Sydney, Australia.

      Your Board of Directors urges you NOT to vote for Florescue's nominees. We urge you to consider Florescue's background and then decide whether his hand-picked slate of nominees would be likely to act independently and in your best interests.

      To support your Board of Directors' nominees, Allen J. Bernstein, Thomas
J. Baldwin and John K. Castle, please sign, date and return your WHITE proxy card as soon as possible. PLEASE DO NOT SIGN OR RETURN ANY BLUE PROXY CARD THAT MAY BE SENT TO YOU BY FLORESCUE OR BFMA. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING WRITTEN NOTICE OF REVOCATION OR A LATER DATED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

      IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY THE BANK, BROKER OR OTHER NOMINEE CAN VOTE YOUR SHARES AND, IF FLORESCUE PROCEEDS WITH HIS ELECTION CONTEST, ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD ON YOUR BEHALF AS SOON AS POSSIBLE. If you have any questions or need assistance in voting your shares, please call Georgeson Shareholder, which is assisting the Company in this matter, at (888) 371-7423. This toll-free shareholder assistance number is staffed Monday through Friday from 9:00 a.m. until 8:00 p.m. Eastern Daylight Time.

      Thank you for your continued support.

                                          Sincerely,

                                          /s/ Allen J. Bernstein

                                          Morton's Restaurant Group, Inc.


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